FINAL TRANSCRIPT

Conference Call Transcript FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Feb. 21. 2006 / 8:30AM ET

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - IR

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Chaplin

JP Morgan - Analyst

Jason Armstrong

Goldman Sachs - Analyst

Kevin Moore

Wachovia Securities - Analyst

Edward Yang

CIBC World Markets - Analyst

Jessica Yau

Morgan Stanley - Analyst

Tom Seitz

Lehman Brothers - Analyst

Sheila Donahue

Marlin Capital - Analyst

Marcus Shaw

Banc of America Securities - Analyst

PRESENTATION

Operator

Mr. Ellis, you may begin your conference.

Brett Ellis - FairPoint Communications, Inc. - IR

Good morning, everyone and thank you for joining the FairPoint fourth quarter earnings conference call. Participating on today's call are Gene Johnson, our CEO, and John Crowley, our CFO. Before we begin, I would like to remind you that certain statements made during this conference call which are not based on historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint's most recent annual report on Form 10-K, on file with the Securities and Exchange Commission.

All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint's results for the year ended December 31, 2005, are subject to the completion and filing with the Securities and Exchange Commission of its annual report on Form 10-K for such period. Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks, Brett. Good morning, everyone. Hopefully you've all had a chance to see our press release for the fourth quarter. We're going to discuss it in more detail in a couple of moments. But before I get into a top line review of the financials, I just wanted to talk about the progress that we've made and tell you that it's indicative of the really hard work and the effort of a team that's focused on improving the operating and financial results of our company.

Operationally, there is no question that we're focused. As the analysts who cover the space continually point out there are a few financial metrics that really define our success. Perhaps most importantly the ability to pay and sustain our dividend is foremost in the minds of analysts and the investment community. Not only does the dividend provide our shareholders with a catalyst for investment, but the sustainability of the dividend also indicates the health of the overall enterprise. We are extremely focused on our dividend policy. I've said that before. In the fourth quarter, we generated cash available for dividends of $18.9 million. We paid a dividend of $13.8 million. At December 31, 2005, our cumulative cash available for dividends grew significantly to $23.0 million.

Now, we've previously announced that our Board of Directors has indicated its intention to continue paying the quarterly dividend at the current level for 2006. We believe the increased cumulative cash available for dividends that we announce today puts us in a strong position, relative to the dividend and we will strive to improve upon that balance in the future. Making strategic acquisitions that are accretive to the bottom line will help to ensure that FairPoint can continue to increase its cumulative cash available for dividends balance and provide a sustainable dividend for the benefit of our shareholders. In addition, these acquisitions will increase our footprint and our efficiencies and allow us to continue to be a consolidator. I'm also happy to tell you that both the Bentleyville and Berkshire acquisitions are well ahead of the acquisition projections at this time. So we're very pleased with that integration.

I think that the proof of this proposition is clearly evidenced in today's results. This quarter's performance is a strong statement that our business strategy works. John will go into more detail about the financials during his remarks. But I want to take a minute to acknowledge the hard work and effort that our team has put forth. I'm proud to be a part of a company whose customer first focus is translating into tangible and measurable results. Part of the reason for the strong fourth quarter results and this can't be minimized, was the continuing growth of our high-speed data subscribers. Our HSD penetration increased to 18.6% at December 31, 2005, up from 17.3% at the end of the third quarter. In addition to the increase in HSD subscribers, our DSL ARPU remained consistent to prior quarters in the $40 to $41 range. Our consistency in DSL ARPU is a very good indicator that we are not subject to high levels of competition in most of our markets and therefore not forced to discount our services in order to compete.

Now, that's not to say we're ignoring the prospects of competition. We recognize there are new technologies, some on the horizon, some that are already here, which could have an impact on our ability to maintain and grow the penetration rates that I referenced earlier. We are constantly exploring ways to partner with or acquire complementary service providers to ensure that we can not only remain competitive as new technologies emerge and remain at the forefront in providing our customers with value-added services that will enhance their lives and improve FairPoint's operating results.

As I look back over the last quarter, I'd be remiss if I didn't provide an update on the billing system conversion. Like any business, we're going to experience challenges and our billing conversion certainly qualifies. I think it's safe to say that companies are defined by how they execute in times of difficulty. And I think by any measure, our management team should be proud of the expediency with which the issue was first addressed as well as the execution related to the ongoing resolution of the going conversion. For instance, within 22 business days after notification by CSG of their intent to sell the service bureau platform, we negotiated a favorable settlement in which they effectively paid us $5.1 million to release us from their service bureau contract. We're pleased to report that we have made great progress with the outstanding conversion issues and are vigorously preparing for our 2006 conversion to the MACC billing platform and their customer master product. There will be an incremental cost associated with the upcoming conversion.

As we have previously announced, we anticipate that the MACC conversion cost will approximate $5.5 million. Of this, we estimate that approximately 70 to 75% will be capitalized and the remaining amount will be expensed. We still anticipate that all of the Companies currently on the ICMS billing platform, which represents about 2/3 of our access lines, are going to be converted to MACC by the middle of 2006. We have established rigorous performance milestones to test the process. We expect that the remaining companies will be converted by early to mid-2007.

We will maintain various manual controls, provide some temporary staffing to the CSG system and will diligently manage the process until we are absolutely satisfied that MACC is ready to go online. Thus far, the process is going exceedingly well and we are taking all necessary steps to

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

ensure that the conversion is a continued success. The end result will be a system and process that's going to allow us to better serve our customers. We will keep you posted on the progress as we move forward with the conversion this year and next year.

Subsequent to year-end, we announced our purchase of the assets of Cass County Telephone, which we hope to close in the second quarter of 2006. Cass County serves approximately 8600 access line equivalents in Kansas and Missouri. The transaction fits very nicely into our acquisition profile as it is very rural in nature. It has DSL service available to roughly 90% of its access lines and is not subject to significant cable modem competition in its markets. We are very excited about this deal and importantly, we expect it to be immediately accretive to free cash flow and expect that it will improve our dividend payout ratio. Let me say that again, we expect it to be immediately accretive to free cash flow and expect it will improve our dividend payout ratio.

Looking ahead to 2006, we intend to continue delivering on our promise to provide a platform for growth and sustainable shareholder value. You might remember I've talked in the past about our four point strategy, which includes increasing sales, increasing efficiencies, continued cultivation of customer loyalty and prudent M&A activity. On the sales front, we continue to advance our HSD penetration, which now stands at 18.6%. It's an indication of the creativity and the hard work of our CSRs and our entire marketing team. Our goal is to increase penetration over the coming quarters by providing our customers with bundles of services that are both cost-effective and, most importantly, well-supported.

As to efficiencies, we're making steady progress on the MACC billing conversion which I've already discussed. But I also want to mention capital efficiency where we are unlocking the value of some of our non-core assets and strategically investing the proceeds to build shareholder value. An example of this is our announcement yesterday that we've entered into an agreement to sell our investment in Southern Illinois Cellular Corp. and John will comment a little bit more on that. While our focus will never waiver from our core, as I discussed earlier, we need to be ever-mindful of the changing landscape in our industry and be ready to adapt as the marketplace evolves.

Customer loyalty is a term that I believe is overused and underappreciated. Customer loyalty takes a lifetime to forge, but only a moment to break. New services are one way to build it. We're enhancing our product bundles and enhancing features, but customer loyalty proposition goes well beyond the product. Support and service for these offerings is paramount to anything we provide because it gives us the opportunity to interface with our customers when they need us most. It is my goal that every FairPoint team member will recognize that every service call, every customer service request, and every sales opportunity is not only an opportunity to fix a problem or make a sale, but to deepen a tie to our most important asset, our customers.

And finally, we think the Cass County Telephone transaction is evidence of our acquisition strategy. We believe that seeking out similar opportunities that provide growth potential at a reasonable price will provide a good return on investment. Looking forward, we remain optimistic about the M&A environment, and we're currently looking at quite a few additional opportunities.

While I can't disclose the details of any potential acquisitions, I can tell you that my pledge to you is that we will never overpay for assets, we never have. And we will always look to maximize your investment in FairPoint and we've always done that. After all, it's the support of our shareholders that allowed us to significantly delever the Company just over a year ago. We will continue to seek acquisition that will increase shareholder value and we will be sure to update the investment community as appropriate. Now that you have the broader picture, let me ask John Crowley, our CFO, to discuss the fourth quarter in more detail.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Gene and good morning, everyone. In the fourth quarter, we achieved revenues of $69.9 million, an increase of 9.6% over the same quarter in 2004. As you know, we completed two acquisitions in 2005 and if we exclude the effect of those acquisitions, our revenues were up 5.5% relative to last year and up 1.4% compared to the third quarter of 2005. Excluding the impact of the acquired companies, in the fourth quarter, interstate access revenue increased $1.7 million, due to $2.4 million of favorable settlement of the NECA pool. Long distance and HSD revenues increased as a result of continuing sales and increased subscribers.

DSL ARPU has been fairly consistent and averaged $40.60 in the fourth quarter. These increases were partially offset by a decrease in intrastate revenue and USF revenue was flat in the quarter, but as we previously disclosed, we expect USF receipts to decline about 6% from 2005 into 2006. Operating expenses, excluding depreciation and stock-based compensation, increased $2.7 million, excluding the impact of acquisitions compared to the fourth quarter of 2004. However, operating expenses decreased $1.4 million compared to the third quarter of 2005. The improvement in operating expenses was primarily driven by decreases in consulting expenses and bad debt expense, which related to the billing conversion. Adjusted EBITDA was $37.6 million for the quarter, compared to $35.6 million in the same period of the previous year. The increase in adjusted EBITDA was principally due to the increase in income from operations and distributions from investments. Earnings per share on a

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

fully diluted basis for the fourth quarter were $0.23, compared to a loss of $1.14 in the fourth quarter of 2004. Net income for the quarter was $8.1 million, versus a loss last year of $10.8 million.

In the quarter, we generated cash available for dividends of $18.9 million and we declared a dividend in the quarter totaling $13.8 million. Significant items that affected cash available for dividends generated in the quarter were a distribution from Orange County Poughkeepsie of $3.3 million and capital expenditures of $9.3 million, up $1.1 million from the third quarter. Therefore, the cumulative cash available for dividends as defined in the earnings release increased $5.2 million in the fourth quarter to a balance of $23 million. Because of the focus on our ability to pay our dividend, I want to point out the effect on our cash available for dividends of some of our recent announcements.

We expect to receive a liquidating distribution from the Rural Telephone Bank in the middle of 2006. We expect to receive total proceeds of $26.7 million, but in 2006 and thereafter, we will no longer receive dividends from the RTB and to put this in perspective, we received dividends of $1.4 million in 2005 from RTB. Also, as Gene mentioned, late on Friday we finalized an agreement to sell our ownership interest in Southern Illinois Cellular Corporation to ALLTEL. We expect to receive proceeds of 16 to $17 million from the sale at closing. With an additional $3 million of potential proceeds to be held in escrow. Our book basis at SICC is $4.6 million. We, therefore, expect to record a gain of approximately $12 to $16 million in the transaction, pending on the final settlement of the amounts held in escrow. Upon receipt of the proceeds, the gained portion of the proceeds will be added to our cash available for dividends. And again, to provide some perspective, we have historically received annual dividends of $400,000 to $600,000 from the SICC investment.

On another cellular holding, although we can't predict the actual results of Orange County Poughkeepsie, as we previously announced, their 2006 budget indicates a decline in distributions of $1.5 million in 2006. In 2005, we received total distributions of $10 million from that investment. And finally, I want to describe the effect on cash available for dividends of the CSG settlement that we talked about. As we announced, of the $5.1 million settlement, we will be receiving $4 million in cash in the course of 2006. That cash will not be reflected at the adjusted EBITDA line. But it will increase cash available for dividends by $1 million per quarter as each payment is received.

Looking at the year, revenue was $252.8 million and adjusting for the effect of acquisitions, our revenue was up 1.8% over 2004. The increase in revenue was a result of increases in HSD revenue, long distance revenue and the acquisitions. Operating expenses, excluding depreciation and amortization and stock-based compensation, increased $12.3 million or 9.6% for the 12 months ended December 31, 2005, compared to 2004. This increase is due primarily to an increase in consulting fees related to our preparation for compliance with Section 404 of the Sarbanes-Oxley Act, an increase in expenses related to high speed data sales and long distance services, an increase in expenses related to Berkshire and Bentleyville, the recent acquisitions, an increase in bad debt expense and an increase in billing expense. Again, that was for the full year.

Primarily as a result of the increase in operating expenses, adjusted EBITDA for the year decreased $6.3 million to $134.8 million versus 2004. In addition, the mix of our revenue continues to change as a larger percentage of our revenues from high-speed data and long distance, rather than support revenues, which have a different gross margin. At the end of December, our access line equivalents were nearly 289,000 versus 275,000 last year. This increase is primarily due to the acquisition of Berkshire Telephone and Bentleyville Communications and an increase in HSD subscribers. The acquisitions added 10,800 access line equivalents in 2005. Excluding acquired lines, we added over 9,300 HSD subscribers in 2005. These increases were offset by a decrease in voice access lines of approximately 6,100, a 2.5% decline from the previous year. Our HSD success is in part due to the rural nature of our markets. We have virtually no wireline competition in our markets and we have not seen a meaningful impact from wireless substitution in a measurable way.

In addition, a modem offering by a cable competitor is only available to 39% of our homes passed. The level of cable competition was virtually unchanged from the end of the third quarter. In fact, in one of our markets, where we likely face the most competitive pressure, we've actually been able to increase our market penetration and maintain our prices. Part of the reason we've been able to accomplish this is that we are continuing our rollout of bundled packages and enhanced features that are intended to better meet the needs of our customers. And with that, we are happy to take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question is from Jonathan Chaplin with JP Morgan.

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Jonathan Chaplin - JP Morgan - Analyst

Thanks very much for taking the question. –I actually have two quick questions. The first was it seems like in the press release for the asset sale you mentioned -- it seemed like you were going to use the proceeds to repurchase debt. When I did a quick analysis on the savings, the impact on free cash flow, it seems like it would be a lot more beneficial if you repurchased shares rather than paid down debt. I'm just wondering if there's anything -- given that you've built up some headroom under your restricted payments basket, I'm wondering if that wouldn't make sense? And if not, why? And I guess at the beginning of Gene's comments, he made a reference to the fact that you've committed to paying the dividend through 2006 but you may be in a position to extend that. I'm wondering if you could give us just a little bit more color on exactly what you meant, what the implications might be? Thanks.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes, let me take the second question first. The Board and the management team continue to have a lot of discussion about the dividend. It's extremely important to us. I said before that I wake up in the morning thinking about the dividend. I go to bed at night thinking about the dividend. I realize how important it is. I'm a big shareholder of the Company, as well. So we will do everything we can to sustain that dividend. And that is the first priority we have is to pay the regular quarterly dividend and beyond that, we're going to utilize all of our excess cash to maximize shareholder value and that would include possibly share buybacks. We don't have anything to announce at this time in that regard. So I don't want to go any further than that.

John Crowley - FairPoint Communications, Inc. - CFO

The important thing to know, Jonathan, in the short-term of course we will use it to pay down debt. What we may do it in the long-term more strategically, that depends on what options are available to us.

Jonathan Chaplin - JP Morgan - Analyst

Is there any way you could give us an indication of what you're expecting for the payouts in 2006?

John Crowley - FairPoint Communications, Inc. - CFO

Of SICC?

Jonathan Chaplin - JP Morgan - Analyst

What's that?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Pay off the debts, you mean?

Jonathan Chaplin - JP Morgan - Analyst

No, no, no, the payout of the dividend over cash available to pay dividends.

John Crowley - FairPoint Communications, Inc. - CFO

Oh, no, we're not going put a specific number on that. But we're going to work to make that as strong a ratio as we possibly can.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Our goal is to continue dropping that, Jon.

Jonathan Chaplin - JP Morgan - Analyst

Okay. Thank you very much for taking the questions.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Jonathan.

Operator

Your next question is from Jason Armstrong with Goldman Sachs.

Jason Armstrong - Goldman Sachs - Analyst

Great, thanks. Good morning. A couple of questions. I'm just wondering if you could give us a little more granularity on access line loss? You talked about through minimal wireless competition, only 39% of lines with cable modem overlap. So I'm wondering if you can sort of give us more granularity as to where the line loss is coming from, maybe the second line disconnects or involuntary churn? And then second question, maybe just a follow-up on Jonathan's, if you adjust out the NECA one time for this quarter and a couple of other items is seems like dividends as a percent of free cash flow was somewhere in the 85 to 90% range, which is better than recent trends in terms of the cushion built in but I'm wondering if this is sort of the range you feel comfortable with headed into 2006? Thanks.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Let me just make one comment. Then I will let John answer both of those questions. The comment I want to make is I think we have to remember about NECA. We are fairly conservative in the way we book revenues from NECA. And so as a result of that, we constantly have revenue adjustments. That's part of the equation. So if people talk about the NECA adjustment as if it's an extraordinary adjustment. I wouldn't describe it that way. I think it's a normal ongoing thing which we have historically had. If you go back and look at our financials for the last 13 years you will find NECA adjustments continually, every year. So beyond that I will let John answer your questions. Because he can give you the granularity you're looking for.

John Crowley - FairPoint Communications, Inc. - CFO

Gene is absolutely right. Both settlements and true-ups in NECA are pretty regular. The amount is not necessarily definable, but the concept is pretty regular. Jason, with regard to the granularity and the access lines and the access lines equivalent, you made reference to the 39% cable modem competition we have. That, of course, is not necessarily so significant relative to the access lines themselves, but it is significant on the DSL side. That's what allows us to have the strong DSL penetration that we have and I think probably more importantly that's what allows us to maintain the ARPU in our DSL. Our ARPU in the fourth quarter for DSL was $40.60.

With respect to the access lines themselves, I wouldn't necessarily draw any long-term trends from the fourth quarter because, of course, there were some unusual items there. We are continuing, as you mentioned, to press non-pay disconnects, which is still a bit of a holdover from the billing conversion, and we disconnected net 2,000 access lines, just actually slightly over 2,000 access lines in the fourth quarter. Those would be what you refer to as involuntary churn. In addition, the fourth quarter is typically seasonal for us. We estimate, based on surveys of disconnecting customers that somewhere around 750 subscribers disconnected on a seasonal basis, that we would hope to get back next spring. And, in fact, if you eyeball the numbers, based on the areas that we have that are highly seasonal, I would guess that the actual seasonal disconnect was probably a little bit higher. I think what's more useful is to draw a long-term trend from the 2005 overall number -- overall our access lines for the year were down 2.5%, which is somewhat consistent with what we've done in the past. In 2004 we were down 2.9%.

Jason Armstrong - Goldman Sachs - Analyst

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

And John, what percent of the 2.5% decline is second line disconnects?

John Crowley - FairPoint Communications, Inc. - CFO

We don't necessarily track that. So I can't really tell you, Jason.

Jason Armstrong - Goldman Sachs - Analyst

Okay. And then the second question about the free cash flow headroom?

John Crowley - FairPoint Communications, Inc. - CFO

I think Gene really answered that. Which is that we're going to continue to make whatever progress we can on that. We're very, very committed to having a comfortable dividend payout ratio and to maintaining the dividend.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

And we clearly don't think that that high level is where we're going to be operating at.

Jason Armstrong - Goldman Sachs - Analyst

Okay, thanks.

Operator

Your next question comes from Kevin Moore with Wachovia Securities.

Kevin Moore - Wachovia Securities - Analyst

Morning. Three questions, first on the sale of the wireless assets, do you see any other opportunities to monetize your other wireless assets? It seems like you have very favorable price for that. Second, on the bad debt reduction in the fourth quarter, I guess about $0.5 million, can you just talk about why that was reduced? And finally, when you get the money from the RTB distribution does that whole $26.7 million go into your cash available for dividends?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I will take the first question and then let John take the other two. The question about our non-core assets. We talked about capital efficiency in my remarks as well as operating efficiencies. We look at every one of our non-core assets as being non-core. So therefore, are constantly looking for the opportunity to maximize the value of those. We will continue to do that. There is nothing I could tell you that's on the horizon right now. But we actually have announced really the three different non-core assets, I think, this quarter.

The first was the RTB, second, which I believe we announced this quarter. The second was a small interest -- I'm not sure we announced it in a partnership that we sold, that was very immaterial but we worked hard to sell that and have, in fact, sold it. And then third, of course, SICC. Tom Griffin, our Treasurer, spends a tremendous amount of time working on these kinds of things. I tell you, he was very actively involved in the discussions in the work around the RTB and was very, very active in the work on RTB and he's a member of the Board at SICC and was very instrumental in that work, as well. So, I will just stop by saying we pay a lot of attention to those non-core assets.

John Crowley - FairPoint Communications, Inc. - CFO

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Hi, Kevin, this is John.

Kevin Moore - Wachovia Securities - Analyst

Hi.

John Crowley - FairPoint Communications, Inc. - CFO

With regard to the bad debt, what's essentially happening there is that after the problems with the billing conversion came to light last summer, we started aggressively going after that. But because some time had passed and as you know, the problems that we identified in the second and third quarter in terms of getting out late notices, disconnect notices, making the disconnects, what have you, the bills at the time that we were disconnecting people were larger and as we're making progress on that, we're disconnecting people with smaller bills and in fact as a consequence of that, as we get farther and farther into the process, we tend to pick up more reconnects of the disconnects. So I think that's the explanation for why the bad debt is coming down.

With regard to the cash available for dividends effect of the RTB, no, we will use the $26 or $27 million in proceeds to pay down debt in the short-term. The only portion that would be additive to cash available for dividends would be the gain. And the capital gain on that investment will be $3.9 million. We expect to collect that in the second quarter.

Kevin Moore - Wachovia Securities - Analyst

Thanks.

Operator

Our next question is from Edward Yang with CIBC World Markets.

Edward Yang - CIBC World Markets - Analyst

Thank you. A few quick questions. First, how far are you along in the nonpaid disconnects on access lines?

John Crowley - FairPoint Communications, Inc. - CFO

Well, they will never be over -- they're continuing to be high, but we'll always have nonpay disconnects obviously. But the amounts that are due at the time of the disconnect now are much, much smaller than they were early on in the process.

Edward Yang - CIBC World Markets - Analyst

Okay, well, I guess my question was more on -- related to the billing conversion, you said that there was a buildup of some non-pay disconnects above normal trend. Are we essentially done with that process now?

John Crowley - FairPoint Communications, Inc. - CFO

We've managed to complete that process. We're down to more normal trends now, I think.

Edward Yang - CIBC World Markets - Analyst

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Okay, great. And on the bad debt expense, has your assumptions changed at all from the fourth quarter versus historically, if any, and I'm talking about bad debt expense as a percentage of revenue or your allowance for doubtful accounts -- provisions for allowances for doubtfuls versus receivables?

John Crowley - FairPoint Communications, Inc. - CFO

Yes, once we've passed through that period, we would expect those to be normalized.

Edward Yang - CIBC World Markets - Analyst

Okay, so, the fourth quarter run rate is sort of the normalized run rate going forward?

John Crowley - FairPoint Communications, Inc. - CFO

I think the fourth quarter is still a bit high.

Edward Yang - CIBC World Markets - Analyst

Okay.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Because -- remember, the fourth quarter had some of those charges in there. But what I think John is saying, is that in the first quarter of '06, we think we will be back at more normalized levels.

Edward Yang - CIBC World Markets - Analyst

So potentially you might have some additional reductions in bad debt expense?

John Crowley - FairPoint Communications, Inc. - CFO

No, no, but not out of the ordinary course of business.

Edward Yang - CIBC World Markets - Analyst

And just looking at revenue a little bit closer, the $2.4 million NECA reserve reversal, it's my understanding that this happens once every two years. First, is that true? And all things equal, should we see the next quarter's run rate for interstate access down $2.4 million?

John Crowley - FairPoint Communications, Inc. - CFO

Well, we're not going to comment on future predictions. But you are correct that the $2.4 million is a settlement that occurs every two years. We can't make any prediction about what the next one will be. Nor can we make any particular prediction about what the first or second quarter settlements or true-ups might be.

Edward Yang - CIBC World Markets - Analyst

Okay.

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

But the $2.4 is in the short-term not recurring.

Edward Yang - CIBC World Markets - Analyst

Okay. And were there any other one-timers in revenue? Because as I look down the revenue line items, for example, USF was down more than 10% in every other quarter aside from the fourth quarter, but it was up 3% this quarter. And also on the local revenue side, I was surprised that the local revenue was up sequentially and you mentioned that you had some rate increases in Maine, but it was my understanding that occurred in the June/July time frame. So we should have seen that in the third quarter numbers. So, I'm surprised to see the sequential revenue growth there, as well, and just wanted some other additional clarification on that. On USF and local.

John Crowley - FairPoint Communications, Inc. - CFO

The change that you're seeing there is principally related to acquisitions.

Edward Yang - CIBC World Markets - Analyst

I'm sorry -- is that on the local side? Or?

John Crowley - FairPoint Communications, Inc. - CFO

Right, because the Maine re-balance has principally passed through our books, and so really across the board, most of the increases other than the increase in high-speed data, which are the consequence of continuing sales and long distance, which is a consequence of continuing sales, most of the other increases were because of acquisitions.

Edward Yang - CIBC World Markets - Analyst

Okay. But you didn't have any acquisitions in the fourth quarter time frame, did you? Because Berkshire and Bentleyville closed in the second and third quarter.

John Crowley - FairPoint Communications, Inc. - CFO

Right, but the Bentleyville acquisition, which closed in the third quarter, was not fully reflected in all of the third quarter.

Edward Yang - CIBC World Markets - Analyst

I see, I see. And just on the USF?

John Crowley - FairPoint Communications, Inc. - CFO

Same thing.

Edward Yang - CIBC World Markets - Analyst

So it was just acquisition-related?

John Crowley - FairPoint Communications, Inc. - CFO

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Right.

Edward Yang - CIBC World Markets - Analyst

Okay. And just lastly, the Cass Tel acquisition, I'd like to get a better sense of your thought process here. I mean you mentioned that it was accretive. Can you provide us with any sort of high-level financials that would give us comfort with that? And the price paid for access lines, I don't have the exact access line figure, but I came up with a figure that was above 4,000. Is that sort of in the right range? If so, it seems a much higher price paid than what you paid for your other acquisitions and it looked like the assets were somewhat troubled in some respects, as well.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I will comment on that. We don't spend much time worrying about what the value is per access line except that it's an indicator of the revenue mix and so we pay a lot of attention to it from a standpoint of the revenue mix. What we're concerned about is the multiple of EBITDA -- whether it's going to be accretive to cash available for dividends, whether it's going to drive down the payout ratio. Those are the things we look at and look at it very closely.

I can tell you on all of those accounts, this transaction will look very, very good. We're not in a position to talk about the details of the transaction yet. We will talk about those at some point in the future. The reason for that is we are still currently before three commissions, the FCC, the state of Kansas, and the state of Missouri and finally working through the transaction.

Let me make one other comment about it being a troubled transaction. It's really not a troubled company. It was a company with troubled ownership that was committing a fraud. The people involved in committing the fraud have all been either convicted or have pled guilty. Two have been sentenced, the third is awaiting sentencing and it really didn't impact the operations of the business at all. We acquired the business from effectively a receiver and the PUCs. We we didn't negotiate with the people that owned the business. We negotiated with effectively a receiver. And I don't want to comment any further about it right now. We will, though, however, make comments about it as soon as the regulatory approvals are all received. We will give you more color and I think at that time you will recognize that this will be a very, very good acquisition.

Edward Yang - CIBC World Markets - Analyst

It was my understanding, Gene, that some of the state and federal regulators were withholding subsidies from the Company. So that wouldn't impact you once you receive Cass Tel?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

No, Ed. Without going into too much detail on it, and violating any confidences. It will not have an impact on us post-closing. I am going to stop at that point and I will be able to explain that in more detail at some point in the future, but not right now.

Edward Yang - CIBC World Markets - Analyst

Okay. Thank you.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes.

Operator

Your next question is from Simon Flannery from Morgan Stanley.

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Jessica Yau - Morgan Stanley - Analyst

Hi, this is Jessica Yau for Simon Flannery. I have two questions. If we excluded the NECA settlement what would the margin, EBITDA margin have been for Q4? And also could you comment a little about your M&A strategy? What is the environment like right now? What are you seeing out there? And are there any other criterias you look at when you consider acquisitions besides the free cash flow accretives?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Let me take the second question first and then John will take the first question second. We think that the acquisition pipeline right now is better than we've seen it in some time. We are very active. Walt Leach, who you remember was our former CFO, has been with the Company, literally since the second year of its existence is running that effort. He's very, very busy and his team is very, very busy. We previously talked about the acquisition criteria. We prefer the acquisitions to be in market areas that we're already in or else be large enough to support us going into a new area. We will continue to look that way. We absolutely insist that the acquisitions have to be accretive immediately and we work very hard to make sure they do that. We are exceptionally thorough in our due diligence. You all remember that we've done 32 transactions. Every transaction we've ever done two years out exceeded its acquisition projections.

So our due diligence process is very thorough and we look for transactions that ultimately will add shareholder value. We think that that means that it has to make a good strategic fit. We think that it has to be accretive from a free cash flow standpoint and we think that that means it has to be able to drive down the payout ratio. Those are the things we're focused on. Remember, we're very, very focused on the dividend. That's what we think is a key driver for the business. We also look at many other things. I don't want to go into all of the criteria, but one of the things that we look at is the people and we picked up many of our strong leaders in the Company from acquisitions we've done and will continue to look at that.

So with that, I think I will stop and not talk anymore about the M&A strategy. I don't want to jinx anything Walt's doing, but I can tell you that we're very, very focused in this area. It's certainly a core competency of FairPoint as is evidenced by our results in 32 previous acquisitions, I am going to let John answer your first question.

John Crowley - FairPoint Communications, Inc. - CFO

Hi, Jessica, this is John Crowley. Rather than put a hypothetical number out there, let me give you the information that you need to make that calculation. You're correct, the $2.4 million in settlement in the fourth quarter was somewhat unusual. The margin on that is 100%. So you can adjust our revenue and our adjusted EBITDA accordingly and calculate that margin. Is that helpful?

Jessica Yau - Morgan Stanley - Analyst

Yes, great, thanks.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Jessica.

Operator

Your next question is from Tom Seitz with Lehman Brothers.

Tom Seitz - Lehman Brothers - Analyst

Good morning. Can you give us any sort of guidance as to when you expect to see billing expense savings as you transition off the old system and on to the new? And then to any extent that you can, can you quantify how much savings you expect on a run rate basis once the conversion is complete?

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

Hi, Tom.

Tom Seitz - Lehman Brothers - Analyst

Hello.

John Crowley - FairPoint Communications, Inc. - CFO

Let me give you some information about what's going on with the billing conversion. We are running expenses somewhat higher than we would ordinarily at the moment because the time necessary to support the ICMS system for an individual call in order to upgrade the DSL, in order to disconnect, what have you. I mean all the various sort of ordinary course of business orders are taking longer than they ordinarily would have. So we're continuing to run a number of temps in our various offices and call centers to support that. Tom, did you have a follow-up?

Tom Seitz - Lehman Brothers - Analyst

No, no, no. I was just saying, yes.

John Crowley - FairPoint Communications, Inc. - CFO

No, I won't put a number on that. Let me just give you a little bit of information, though, about the conversion that is coming up. The cost to do the MACC conversion will roll out over the next 18 months. In broad terms, we expect that cost to be about $5.5 million and we expect that about 25% of that amount will be expensed. The remainder can be properly capitalized. Offsetting that but below the EBITDA line will be $1 million a quarter coming from CSG and that will be additive to cash available for dividends, but it will not be additive to adjusted EBITDA. So although those receipts will offset our billing conversion costs, it won't necessarily be reflected at the adjusted EBITDA line. The final conversion, which will be the GT Com conversion, will be sometime next summer. At that point, we would start to really see some efficiencies kick in from the process. It could be sooner, but let's use that date for the moment.

Tom Seitz - Lehman Brothers - Analyst

Okay, great. Thank you very much.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Tom.

Operator

Your next question is from Sheila Donahue with Marlin Capital.

Sheila Donahue - Marlin Capital - Analyst

Good morning. I guess I wish to commend the management team for the diligence and focus relative to the third quarter, which the numbers reflect in the fourth quarter. With that in mind, on the third quarter call you mentioned that the management is incented relative to the dividend. I was hoping you could elaborate on that.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

Yes, I will make a comment or two on that. If you remember, we reported in December, Shirley Linn is telling me, our General Counsel, the metrics that we used for our executive pay. And I and the comp committee looked very hard at each of the individual executives and determined what are the key performance areas that are critical for us to maintain and support the dividend in the long-term. And principally focused on EBITDA as kind of the key metric there. Then we established the performance metrics for each of the executives slightly different to focus specifically on supporting the dividend in the long-term. We believe that we came up with an approach this year that was better than the approach we used last year that really focuses on the dividend even better than it did last year.

Now, in addition to that, we have various compensation plans for all of our employees. For instance, I will mention one that focuses strongly on the dividend and customer loyalty and customer service are such a critical part of that. We actually have a quarterly performance metric for every employee in the Company, if we meet certain of those criteria and exceed those, every employee in the Company gets a bonus for that quarter. And we think that focuses every employee on customer service, which ultimately results in cash available to pay dividends. So I hope that answers the question.

Sheila Donahue - Marlin Capital - Analyst

It doesn't quite. I'm curious to know what the ratio is. Do you have a target payout ratio? That management is paid -- or incented to target?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I don't want to go beyond what we've previously disclosed in December. I would point you to that, however, I think it's pretty clear, so take a look at that.

Sheila Donahue - Marlin Capital - Analyst

Okay.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Okay?

Sheila Donahue - Marlin Capital - Analyst

Thank you.

Operator

Your next question is from Marcus Shaw with Banc of America Securities.

Marcus Shaw - Banc of America Securities - Analyst

Hey, how's it going? This is Marcus Shaw calling for Dave Barden. Guys, I just had a question in terms of going forward on additional gains that could come from sales, what the impact would be there on your NOL balance and how you look at that bringing tax responsibilities forward?

John Crowley - FairPoint Communications, Inc. - CFO

Yes, Marcus, I think we've talked about what the gains on the various asset sales are. I mean we're not going to talk about hypothetical future asset sales, but we talked about the gain on the RTB liquidation, we've talked about the gain on the SICC sale. Let me also just update you on the NOLs. As of the end of the year, our net operating loss carry forwards are $291.9 million. And just to put that in perspective for everyone, because I know people talk about when does FairPoint become taxable? Although we had basically anticipated this because of the first quarter,

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Feb. 21. 2006 / 8:30AM, FRP - Q4 2005 FairPoint Communications, Inc. Earnings Conference Call

so, this doesn't actually change the point at which we become taxable. We estimate that to be in 2012 as the point at which it becomes taxable in any material way. Is that helpful?

Marcus Shaw - Banc of America Securities - Analyst

Yes, thank you very much.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Marcus.

Operator

And there are no further questions at this time.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, everyone.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Good, thank you, everyone. We really appreciate your taking time this morning and we will look forward to answering any other questions you might have. Have a great day.

Operator

This concludes today's conference call. You may now disconnect.

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